                                                                   EXHIBIT 99(i)

           KULICKE AND SOFFA INDUSTRIES, INC. AND CERPROBE CORPORATION

     UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND BALANCE SHEET


On November 30, 2000, the Company completed its tender offer for 100% of the outstanding shares of Cerprobe Corporation ("Cerprobe") for $20 per share. The total purchase price, including transaction costs and the repayment of debt, of Cerprobe was approximately $225.0 million, payable in cash. On December 8, 2000 the Company purchased all the outstanding shares of Probe Technology Corporation ("Probe Tech") for approximately $65.0 million, including transaction costs, in cash. Both Cerprobe and Probe Tech design and manufacture semiconductor test interconnect solutions. The acquisitions will be recorded using the purchase method of accounting and accordingly the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition dates, as determined by management. The Company received a waiver of a bank covenant under its bank revolving credit facility, which limited the amount the Company could spend on acquisitions, in order to complete the Cerprobe and Probe Tech acquisitions. The Company borrowed $55.0 million under its bank revolving credit facility to partially fund the purchase of Probe Tech. These two companies will be merged together to create a test division and will be disclosed as a separate business segment for financial reporting purposes.

The following unaudited pro forma combined financial information was derived from the historical consolidated financial statements of the Company and Cerprobe. The Probe Tech historical financial results are not included in the pro forma information since the Probe Tech acquisition does not qualify as a significant acquisition. The pro forma results of operations combine the Company's audited results with Cerprobe's results for the twelve months ended September 30, 2000, and give effect to the preliminary allocation of the purchase price, which may subsequently change.

The following unaudited pro forma combined results are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred if the transaction had been consummated at the date indicated, nor is it necessarily indicative of future operating results of the combined businesses.

Pro forma operating results for the twelve months ended September 30, 2000 assuming the acquisition of Cerprobe was consummated on October 1, 1999 appears below:

                                                                UNAUDITED PRO FORMA COMBINED
                                                                   STATEMENT OF OPERATIONS
                                                              TWELVE MONTHS ENDED SEPTEMBER 30, 2000
                                                ----------------------------------------------------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   KULICKE                           PROFORMA           PROFORMA
                                                 AND SOFFA        CERPROBE        ADJUSTMENTS           COMBINED
                                                -----------      -----------      -----------         -----------
Net sales                                       $   899,273      $   110,536                          $ 1,009,809
Costs of goods sold                                 573,177           63,222                              636,399
                                                -----------      -----------                          -----------
Gross profit                                        326,096           47,314                              373,410

Selling, general and administrative                 132,674           29,706                              162,380
Research and development, net                        50,135            5,208                               55,343
Goodwill amortization                                 3,505            3,219      $    10,131(A)           16,855
In-process research and development                      --            8,815                                8,815
Resizing costs                                       (2,548)              --                               (2,548)
Asset impairment                                      3,871               --                                3,871
                                                -----------      -----------      -----------         -----------
Income from operations                              138,459              366          (10,131)            128,694
Interest, net                                         4,719           (1,287)         (13,703)(B)         (10,271)
Other, net                                               --              (81)                                 (81)
Equity in loss of joint venture                      (1,221)              --                               (1,221)
                                                -----------      -----------      -----------         -----------
Income (loss) before taxes                          141,957           (1,002)         (23,834)            117,121
Provision for income tax                             40,149            2,270           (4,796)(C)          37,623
                                                -----------      -----------      -----------         -----------
Income (loss) before minority interest              101,808           (3,272)         (19,038)             79,498
Minority interest in net loss of subsidiary           1,437           (1,055)              --                 382
                                                -----------      -----------      -----------         -----------
Net income (loss)                               $   103,245      $    (4,327)     $   (19,038)        $    79,880
                                                ===========      ===========      ===========         ===========

Net income (loss) per share:
Basic                                           $      2.15                                           $      1.67
Diluted                                         $      1.90                                           $      1.49
Weighted average shares outstanding:
Basic                                                47,932                                                47,932
Diluted                                              56,496                                                56,496

A pro forma condensed balance sheet at September 30, 2000 assuming the acquisition of Cerprobe was consummated on that date appears below:

                                                      UNAUDITED PRO FORMA COMBINED
                                                                BALANCE
                                                     SHEET AT SEPTEMBER 30, 2000
                                          ----------------------------------------------------
                                                           (IN THOUSANDS)
                                                                                     PRO FORMA
                                             K&S         CERPROBE     PRO FORMA       COMBINED
                                          9/30/2000     9/30/2000    ADJUSTMENTS     9/30/2000
                                          ---------     ---------    -----------     ---------
ASSETS:
Cash and cash equivalents                  $211,489      $  4,312   $  (119,870)(D)  $  95,931
Short-term investments                      105,130                    (105,130)(D)         --
Accounts & notes receivable, net            188,485        21,557                      210,042
Inventories                                  74,034        12,598         3,008(E)      89,640
Other current assets                          9,748         2,084                       11,832
                                          ---------      --------   -----------      ---------
     Total current assets                   588,886        40,551      (221,992)       407,445
                                          ---------      --------   -----------      ---------
Intangible assets, including goodwill        41,724        23,531       151,967(F)     217,222
Property, plant and equipment, net           83,867        21,614                      105,481
Other assets                                  8,375           732                        9,107
                                          ---------      --------   -----------      ---------
     Total assets                          $722,852       $86,428   $   (70,025)     $ 739,255
                                          =========      ========   ===========      =========

LIABILITIES and SHAREHOLDERS' EQUITY
     Total current liabilities             $126,198       $19,795   $    (6,604)(G)  $ 139,389
Long term debt                              175,000         4,144        (4,144)(G)    175,000
Other liabilities and minority interest      16,312         3,212            --         19,524
Total shareholders equity                   405,342        59,277       (59,277)       405,342
                                          ---------      --------   -----------      ---------
Total liabilities & equity                 $722,852      $ 86,428   $   (70,025)     $ 739,255
                                          =========      ========   ===========      =========



      NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND
                                  BALANCE SHEET

The following adjustments were applied to the Company's historical financial statements and those of Cerprobe Corporation to arrive at the pro forma combined financial information.

A. To record the amortization of goodwill, estimated to be approximately $152.0 million associated with the purchase of Cerprobe Corporation. The preliminary estimated useful life used is considered to be 15 years.

B. To record the reduction of interest income related to the estimated $225.0 million, including transaction costs, cash payment for Cerprobe, using the average interest rate on short term investments that the Company realized in fiscal 2000 of 6.09%.

C. To record the tax benefit related to the lower interest income at the Company's marginal tax rate in the United States of 35%. No tax benefit was assumed on the additional amortization expense.

D. To record the payment of $225.0 million for the purchase of 100% of the stock of Cerprobe plus transaction costs.

E. Set-up adjustment to record Cerprobe's inventory at fair value at September 30, 2000.

F.         To record the fair value of goodwill and intangible assets acquired.

G. To record the payoff of all short term and long term debt of Cerprobe.